For Immediate Release

Patrick Industries Reports Increased Earnings and Sales

Operating gains drive best second quarter and six-month results since 1999

ELKHART, Ind., July 24, 2006 – Patrick Industries, Inc. (Nasdaq: PATK), today announced its net earnings more than quadrupled on a 20 percent increase in net sales for the second quarter ended June 30, 2006.

Patrick, a leading manufacturer and distributor of building and component products for the Recreational Vehicle (RV) and Manufactured Housing (MH) industries, reported net earnings of $1.3 million, or $0.27 per share, on net sales of $94.7 million for the second quarter of 2006, compared with net earnings of $238,000, or $0.05 per share, on net sales of $78.7 million for the second quarter of 2005.

“This was our best second quarter and year-to-date operating results since 1999, and we are pleased with the continued traction, positive momentum and overall improved operating performance of the Company,” said Paul E. Hassler, president and CEO of Patrick Industries. “Our increased sales continued to provide improved contribution levels, as fixed costs including building rent, depreciation, insurance costs and indirect labor remained comparable from period to period.

“Over the past six months, we have introduced several new products to the market, increased market penetration, enhanced capacity utilization, and improved operating efficiencies, all of which are key accountability points in our strategic plan. Additionally, our team-oriented culture remains focused on the common goal as we continue to explore strategic, accretive acquisition opportunities to further drive growth and shareholder value.”

For the six months ended June 30, 2006, Patrick reported net earnings of $2.0 million, or $0.42 per share, on net sales of $184.0 million, compared to net earnings of $107,000, or $0.02 per share, on net sales of $158.4 million for the same period of last year.

Aside from the additional market penetration, the Company partially attributed its increased sales to shipment increases in the MH and RV industries, which improved approximately 4 percent and 15 percent, respectively, for the first five months of 2006, the latest industry data available. Patrick reported that future market conditions remain uncertain as rising energy and fuel costs could affect consumer spending for these products, and financing availability in the MH industry remains uncertain.

The RV and MH market sectors combined represent 74 percent of the Company’s sales for the six months ended June 30, 2006. Industrial and other sales represented approximately 26 percent of the Company’s sales for the six months ended June 30, 2006.

Operating income more than tripled to $2.5 million for the second quarter of 2006 compared to operating income of $785,000 in the second quarter of 2005. For the six-month period, operating income more than quadrupled to $4.1 million compared to operating income of $837,000 for the six month period in 2005.

“We continue our efforts to maintain the integrity and strength of our balance sheet and monitor overall costs in comparison to sales levels and cash flow,” said Hassler. “Our liquidity position remains strong and we are poised to increase sales levels without adding a significant amount of fixed overhead. We introduced several new product lines for the MH and RV industries in late 2005 and early 2006, which we expect will add to our top- and bottom-line in the second half of 2006.”

-more-

Patrick Industries, Inc. / Page 2 of 3

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Home and Office Furniture, Fixture and Commercial Furnishings, Marine, and other Industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

PATRICK INDUSTRIES, INC.

UNAUDITED FINANCIAL HIGHLIGHTS

INCOME STATEMENT

(dollars in 000’s except per share amounts)	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005

Net sales	$94,692	$78,645	$183,973	$158,375
Cost of goods sold	82,993	69,081	161,272	140,009
Gross profit	11,699	9,564	22,701	18,366
Warehouse and delivery expenses	3,903	3,442	7,923	6,982
Selling, general, and administrative expenses	5,277	5,337	10,714	10,547
Operating income	2,519	785	4,064	837
Financial expense, net	325	389	659	659
Income before income taxes	2,194	396	3,405	178
Income taxes	888	158	1,393	71
NET INCOME	$1,306	$238	$2,012	$107

INCOME PER COMMON SHARE	$0.27	$0.05	$0.42	$0.02

Weighted average shares outstanding	4,864	4,761	4,848	4,754

BALANCE SHEET

	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$609	$53
Trade receivables, net	26,426	22,438
Inventories	45,312	39,483
Prepaid expenses	991	1,131
Deferred tax assets	1,141	1,658
Total current assets	74,479	64,763

PROPERTY AND EQUIPMENT, NET	38,977	36,562

OTHER ASSETS	2,824	2,907

TOTAL ASSETS	$116,280	$104,232

CURRENT LIABILITIES
Current maturities of long-term debt	$2,767	$4,227
Short-term borrowings	1,941	- - -
Accounts payable and accrued liabilities	27,707	18,019
Total current liabilities	32,415	22,246

LONG-TERM DEBT LESS CURRENT MATURITIES	15,639	18,545

DEFERRED LIABILITIES AND OTHER	2,760	2,996

SHAREHOLDERS’ EQUITY	65,466	60,445

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,280	$104,232